Exhibit 99.1

LIBERTY MEDIA REPORTS
SECOND QUARTER 2013 FINANCIAL RESULTS

Englewood, Colorado, August 6, 2013 - Liberty Media Corporation (“Liberty Media”) (Nasdaq: LMCA, LMCB) today reported second quarter 2013 results. Highlights include(1):

•	SiriusXM reported strong Q2 results

◦	Subscriber base grew to 25.1 million

◦	Revenue of $940 million, up 12% from the second quarter of 2012

◦	Adjusted EBITDA(2) grew 19% to $283 million

◦	Net income of $126 million

◦	Repurchased close to $1.3 billion in shares year to date

◦	Due to SiriusXM's share buybacks, Liberty's stake increased to over 53%

•	Charter Communications stock up over 35% since investment completed

◦	Liberty stake valued at $3.5 billion

•	Atlanta Braves in 1st place in the NL East by 12 games

“We are very pleased with the job Jim and his management team did this quarter. Consumers love SiriusXM and the operating performance of the business reflects that,” said Greg Maffei, President and CEO of Liberty Media. “Charter Communications has proved an attractive investment, generating a greater than 35% return since we completed the investment.”

Liberty Media
On January 11, 2013, Liberty Media was separated from Starz. Therefore, as of the first quarter of 2013 Liberty began presenting Starz as discontinued operations. Liberty acquired its controlling interest in SiriusXM on January 18, 2013 and has applied purchase accounting and consolidated the results of SiriusXM since that date. Prior to the acquisition of Liberty's controlling interest, we accounted for the investment in SiriusXM using the equity method.

Liberty Media's revenue increased $943 million to $1,078 million in the second quarter. Adjusted OIBDA(2) increased $354 million to $372 million and operating income increased $234 million to $236 million. The increase in revenue, adjusted OIBDA and operating income was primarily due to the acquisition of a controlling interest in SiriusXM as discussed above.

SiriusXM
SiriusXM reported its stand-alone second quarter results on July 26, 2013. For presentation purposes in this release, we include below the results of SiriusXM, as reported by SiriusXM, without regard to the purchase accounting adjustments applied by us for purposes of our financial statements. Liberty Media believes the presentation of financial results as reported by SiriusXM is useful to investors as the comparability of those results are best understood in the context of SiriusXM's historical financial presentation. For a reconciliation of revenue, adjusted OIBDA (as defined by Liberty Media) and operating income for SiriusXM's stand-alone operating results as reported by SiriusXM, to those results as reported by Liberty Media, see Liberty Media's Form 10-Q for the quarter ended June 30, 2013.

Highlights of SiriusXM's earnings release included the following:

•	Record revenue of $940 million, up 12% from second quarter of 2012

•	Net income of $126 million

•	Adjusted EBITDA(2) grew 19% to a record $283 million

•	Raised full year EBITDA guidance to $1.14 billion

•	Repurchased close to $1.3 billion in shares year to date

All such amounts are representative of SiriusXM's stand-alone operating results and are not indicative of what is included in Liberty Media's financial statements due to certain purchase accounting adjustments resulting from our January 18, 2013 acquisition of SiriusXM. SiriusXM is a separate publicly traded company and additional information about SiriusXM can be obtained through its website and filings with the Securities and Exchange Commission.

Share Repurchases
There were no repurchases of Liberty Media Series A common stock (Nasdaq: LMCA) stock from May 1, 2013 through July 31, 2013. Liberty Media has approximately $327 million remaining under its current stock repurchase authorization.

Liberty Media Corporation owns interests in a broad range of media, communications and entertainment businesses, including its subsidiaries SiriusXM, Atlanta National League Baseball Club, Inc. and TruePosition, Inc., its interests in Charter Communications, Live Nation Entertainment and Barnes & Noble, and minority equity investments in Time Warner Inc., Time Warner Cable, and Viacom.

FOOTNOTES

1)
Liberty Media's President and CEO, Greg Maffei, will discuss these highlights and other matters in Liberty Media's earnings conference call which will begin at 12:15 p.m. (ET) on August 6, 2013. For information regarding how to access the call, please see “Important Notice” later in this document.

2)	For definitions of adjusted OIBDA and Adjusted EBITDA (as defined by SiriusXM) and applicable reconciliations see the accompanying schedules.

NOTES

Unless otherwise noted, the foregoing discussion compares financial information for the three months ended June 30, 2013 to the same period in 2012.

The following financial information with respect to Liberty Media's equity affiliates and available for sale securities is intended to supplement Liberty Media's consolidated balance sheet and statement of operations to be included in its Form 10-Q.

Fair Value of Corporate Public Holdings

(amounts in millions)	3/31/2013	6/30/2013
Charter Communications(1)	$—	$3,326
Live Nation debt and equity(2)	668	831
Barnes & Noble investment(3)	275	266
Other public holdings(4)	887	949
Total Liberty Media	$1,830	$5,372

(1)
Liberty Media acquired an approximate 27% beneficial ownership interest in Charter Communications, Inc. during the quarter ended June 30, 2013. In accordance with GAAP, Liberty Media accounts for its investment in the equity of Charter Communications using the equity method of accounting and includes it in its consolidated balance sheet at its historical carrying value of $2,528 million at June 30, 2013.

(2)
Represents the fair value of Liberty Media's debt and equity investments. In accordance with GAAP, Liberty Media accounts for its investment in the equity of Live Nation using the equity method of accounting and includes it in its consolidated balance sheet at its historical carrying value of $393 million and $405 million at March 31, 2013 and June 30, 2013, respectively.

(3)	Represents the carrying value of Liberty Media's preferred equity investment in Barnes & Noble, which is accounted for at fair value.

(4)	Represents Liberty Media's other public holdings which are accounted for at fair value.

Cash and Debt
The following presentation is provided to separately identify cash and liquid investments and debt information.

(amounts in millions)	3/31/2013	6/30/2013

Cash and liquid investments(1)(2)(3)	$1,991	$937
Less: Short-term marketable securities	42	—
Less: Long-term marketable securities	49	—
Total Liberty Media Cash (GAAP)	$1,900	$937

Debt:
SiriusXM senior notes(4)	1,700	2,570
SiriusXM exchangeable notes(4)	491	491
Margin loans(5)	—	1,120
Other debt	10	10
Total Liberty Media Debt	$2,201	$4,191
Unamortized premium	218	172
Total Liberty Media Debt (GAAP)	$2,419	$4,363

(1)	Includes $42 million of short-term marketable securities with an original maturity greater than 90 days as of March 31, 2013.

(2)
Includes $49 million of marketable securities with an original maturity greater than one year as of March 31, 2013, which is reflected in investments in available-for-sale securities in Liberty's condensed consolidated balance sheet.

(3)	Includes $207 million and $652 million of cash and liquid investments held at SiriusXM as of March 31, 2013 and June 30, 2013, respectively.

(4)	Outstanding principal amount of Senior Notes and Exchangeable Senior Subordinated Notes with no increase for the premium resulting from purchase accounting.

(5)	Includes margin loans, net of repayments, entered into during the quarter ended June 30, 2013 in connection with the Charter Communications investment.

Total Liberty Media cash and liquid investments decreased $1.1 billion, primarily as a result of the investment in Charter Communications during the second quarter of 2013 for approximately $2.6 billion and repurchases of stock by SiriusXM. These cash outflows were partially offset by $1.4 billion from new loan arrangements entered into during the quarter as part of the Charter acquisition, cash flows from operations at SiriusXM, and net borrowings at SiriusXM during the quarter. Included in the second quarter consolidated cash and liquid investments is $652 million at SiriusXM. Although SiriusXM is a consolidated subsidiary, they are a separate public company with a significant noncontrolling interest, therefore Liberty may not have ready access to that cash.

Total Liberty Media debt increased by $2 billion as a result of margin loans entered into during the quarter as part of the Charter Communications acquisition and $1 billion of senior notes issued by SiriusXM during the quarter, net of other debt repayments.

Important Notice: Liberty Media Corporation (Nasdaq: LMCA, LMCB) President and CEO, Greg Maffei, will discuss Liberty Media's earnings release in a conference call which will begin at 12:15 p.m. (ET) on August 6, 2013. The call can be accessed by dialing (800) 967-7138 or (719) 457-2601 at least 10 minutes prior to the start time. Replays of the conference call can be accessed until 12:15 p.m. (ET) August 13, 2013, by dialing (888) 203-1112 or (719) 457-0820 plus the passcode 5856928. The call will also be broadcast live across the Internet and archived on our website. To access the webcast go to http://www.libertymedia.com/events. Links to this press release will also be available on the Liberty Media website.

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about business strategies, market potential, future financial prospects, growth of SiriusXM's subscriber base, the continuation of our stock repurchase plan, the repurchase activity of SiriusXM, the return on our investment in Charter Communications, and other matters that are not historical facts. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of new products or services, competitive issues, regulatory matters affecting our businesses, continued access to capital on terms acceptable to Liberty Media, changes in law and market conditions conducive to stock repurchases. These forward-looking statements speak only as of the date of this presentation, and Liberty Media expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Media's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Liberty Media, including the most recent Form 10-K and 10-Q, for additional information about Liberty Media and about the risks and uncertainties related to Liberty Media's business which may affect the statements made in this presentation.

Contact: Courtnee Ulrich (720) 875-5420
LIBERTY MEDIA CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET (unaudited)

	12/31/2012	6/30/2013
	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$603	937
Trade and other receivables, net	25	259
Deferred income tax assets	—	939
Other current assets	211	230
Assets of discontinued operations - current	1,372	—
Total current assets	2,211	2,365
Investments in available-for-sale securities and other cost investments	1,392	1,270
Investments in affiliates, accounted for using the equity method	3,341	3,415

Property and equipment, at cost	329	2,023
Accumulated depreciation	(172)	(250)
	157	1,773
Intangible assets not subject to amortization
Goodwill	200	14,221
FCC licenses	—	8,600
Other	144	1,074
	344	23,895

Intangible assets subject to amortization, net	108	987
Other assets, at cost, net of accumulated amortization	32	179
Assets of discontinued operations	740	—
Total assets	$8,325	33,884

Liabilities and Equity
Current liabilities:
Accounts payable and accrued liabilities	$35	651
Current portion of debt	—	4
Deferred revenue	24	1,619
Deferred credit on executory contracts	—	106
Other current liabilities	33	44
Liabilities of discontinued operations - current	293	—
Total current liabilities	385	2,424

Long-term debt	—	4,359
Deferred income tax liabilities	817	2,364
Deferred revenue	37	148
Other liabilities	90	276
Liabilities of discontinued operations	564	—
Total liabilities	1,893	9,571

Equity:
Total stockholders' equity	6,440	14,376
Noncontrolling interests in equity of subsidiaries	(8)	9,937
Total equity	6,432	24,313
Commitments and contingencies
Total liabilities and equity	$8,325	33,884

LIBERTY MEDIA CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (unaudited)

	Three Months Ended		Six Months Ended
	6/30/2012	6/30/2013	6/30/2012	6/30/2013
	amounts in millions
Revenue:
Subscriber revenue	$—	813	—	1,448
Other revenue	135	265	170	419
Total revenue	135	1,078	170	1,867

Operating costs and expenses:
Cost of subscriber services
Revenue share and royalties	—	159	—	283
Programming and content(1)	—	61	—	115
Customer service and billing(1)	—	81	—	147
Other(1)	—	27	—	49
Subscriber acquisition cost	—	133	—	230
Other operating expense(1)	81	108	106	150
Selling, general and administrative(1)	41	185	74	339
Depreciation and amortization	11	88	20	158
	133	842	200	1,471
Operating income (loss)	2	236	(30)	396

Other income (expense):
Interest expense	(2)	(28)	(5)	(39)
Dividend and interest income	21	13	43	25
Share of earnings (losses) of affiliates, net	1,281	(21)	1,293	(4)
Realized and unrealized gains (losses) on financial instruments, net	(73)	61	38	158
Gains (losses) on transactions, net	—	2	—	7,481
Other, net	8	(1)	10	(6)
	1,235	26	1,379	7,615
Earnings (loss) from continuing operations before income taxes	1,237	262	1,349	8,011
Income tax (expense) benefit	(370)	(104)	(410)	257
Earnings (loss) from continuing operations	867	158	939	8,268
Earnings (loss) from discontinued operations, net of taxes	71	—	150	—
Net earnings (loss)	938	158	1,089	8,268
Less net earnings (loss) attributable to the noncontrolling interests	1	62	2	110
Net earnings (loss) attributable to Liberty stockholders	$937	96	1,087	8,158

(1) Includes stock based compensation as follows:
Programming and content	—	4	—	7
Customer service and billing	—	1	—	2
Other costs of services	—	2	—	3
Operating	—	3	—	6
Selling, general and administrative	5	38	11	71
	$5	48	11	89

LIBERTY MEDIA CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (unaudited)

	Six Months Ended
	6/30/2012	6/30/2013
	amounts in millions
Cash flows from operating activities:
Net earnings	$1,089	8,268
Adjustments to reconcile net earnings to net cash provided by operating activities:
(Earnings) loss from discontinued operations	(150)	—
Depreciation and amortization	20	158
Stock-based compensation	11	89
Cash payments for stock-based compensation	(3)	(1)
Share of (earnings) losses of affiliates, net	(1,293)	4
Realized and unrealized (gains) losses on financial instruments, net	(38)	(158)
Losses (gains) on transactions, net	—	(7,481)
Deferred income tax expense (benefit)	395	(275)
Noncash interest expense	—	(40)
Other noncash charges (credits), net	(4)	5
Changes in operating assets and liabilities
Current and other assets	(29)	77
Payables and other liabilities	71	(39)
Net cash provided (used) by operating activities	69	607

Cash flows from investing activities:
Cash proceeds from dispositions of securities	87	—
Cash (paid) for acquisitions, net of cash acquired	—	408
Proceeds (payments) on financial instruments, net	(311)	12
Investments in and loans to cost and equity investees	(207)	(2,584)
Repayment of loans by cost and equity investees	43	16
Capital expended for property and equipment	(4)	(64)
Purchases of short term investments and other marketable securities	(331)	(163)
Sales of short term investments and other marketable securities	620	229
Net (increase) decrease in restricted cash	691	—
Other investing activities, net	—	(59)
Net cash provided (used) by investing activities	588	(2,205)

Cash flows from financing activities:
Borrowings of debt	—	2,809
Repayments of debt	(750)	(845)
Repurchases of Liberty common stock	(234)	(140)
Subsidiary shares repurchased by subsidiary	—	(1,109)
Other financing activities, net	3	17
Net cash provided (used) by financing activities	(981)	732

Net cash provided (used) by discontinued operations:
Cash provided (used) by operating activities	62	—
Cash provided (used) by investing activities	(3)	—
Cash provided (used) by financing activities	(2)	550
Change in available cash held by discontinued operations	(57)	650
Net cash provided (used) by discontinued operations	—	1,200
Net increase (decrease) in cash and cash equivalents	(324)	334
Cash and cash equivalents at beginning of period	970	603
Cash and cash equivalents at end of period	$646	937

NON-GAAP FINANCIAL MEASURES

SCHEDULE 1

This press release includes a presentation of adjusted OIBDA, which is a non-GAAP financial measure, for Liberty Media, together with a reconciliation to operating income, as determined under GAAP. Liberty Media defines adjusted OIBDA as revenue less operating expenses, and selling, general and administrative expenses, excluding all stock based compensation, and excludes from that definition depreciation and amortization, restructuring and impairment charges and legal settlements that are included in the measurement of operating income pursuant to GAAP.

Liberty Media believes adjusted OIBDA is an important indicator of the operational strength and performance of its businesses, including each business' ability to service debt and fund capital expenditures. In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance. Because adjusted OIBDA is used as a measure of operating performance, Liberty Media views operating income as the most directly comparable GAAP measure. Adjusted OIBDA is not meant to replace or supersede operating income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that Liberty Media's management considers in assessing the results of operations and performance of its assets. Please see the attached schedules for applicable reconciliations.

The following table provides a reconciliation of adjusted OIBDA for Liberty Media to operating income calculated in accordance with GAAP for the three months ended June 30, 2012, September 30, 2012, December 31, 2012, March 31, 2013 and June 30, 2013, respectively.

QUARTERLY SUMMARY

(amounts in millions)	2Q12	3Q12	4Q12	1Q13	2Q13
Liberty Media
Revenue	$135	$154	$44	$789	$1,078

Adjusted OIBDA	18	30	(24)	271	372
Depreciation and amortization	(11)	(13)	(9)	(70)	(88)
Stock compensation expense	(5)	(7)	(28)	(41)	(48)
Operating Income (Loss)	$2	$10	$(61)	$160	$236

SCHEDULE 2

This press release also includes a presentation of Adjusted EBITDA, which is a non-GAAP financial measure used by SiriusXM, together with a reconciliation to SiriusXM's stand-alone net income, as determined under GAAP. SiriusXM defines Adjusted EBITDA as follows: EBITDA is defined as net income before interest and investment income (loss); interest expense, net of amounts capitalized; income tax expense and depreciation and amortization. SiriusXM adjusts EBITDA to remove the impact of other income and expense, loss on extinguishment of debt as well as certain other charges discussed below. This measure is one of the primary non-GAAP financial measures on which SiriusXM (i) evaluates the performance of its businesses, (ii) bases its internal budgets and (iii) compensates management. Adjusted EBITDA is a non-GAAP financial performance measure that excludes (if applicable):  (i) certain adjustments as a result of the purchase price accounting for the merger of Sirius and XM, (ii) depreciation and amortization and (iii) share-based payment expense. The purchase price accounting adjustments include: (i) the elimination of deferred revenue associated with the investment in XM Canada, (ii) recognition of deferred subscriber revenues not recognized in purchase price accounting, and (iii) elimination of the benefit of deferred credits on executory contracts, which are primarily attributable to third party arrangements with an OEM and programming providers. SiriusXM believes adjusted EBITDA is a useful measure of the underlying trend of SiriusXM's operating performance, which provides useful information about its business apart from the costs associated with its physical plant, capital structure and purchase price accounting. SiriusXM believes investors find this non-GAAP financial measure useful when analyzing its results and comparing its operating performance to the performance of other communications, entertainment and media companies. SiriusXM believes investors use current and projected adjusted EBITDA to estimate its current and prospective enterprise value and to make investment decisions. Because SiriusXM funds and builds-out its satellite radio system through the periodic raising and expenditure of large amounts of capital, its results of operations reflect significant charges for depreciation expense. The exclusion of depreciation and amortization expense is useful given significant variation in depreciation and amortization expense that can result from the potential variations in estimated useful lives, all of which can vary widely across different industries or among companies within the same industry. We also believe the exclusion of share-based payment expense is useful given the significant variation in expense that can result from changes in the fair value as determined using the Black-Scholes-Merton model which varies based on assumptions used for the expected life, expected stock price volatility and risk-free interest rates.

Adjusted EBITDA has certain limitations in that it does not take into account the impact to SiriusXM's statements of comprehensive income of certain expenses, including share-based payment expense and certain purchase price accounting for the merger of Sirius and XM. SiriusXM endeavors to compensate for the limitations of the non-GAAP measure presented by also providing the comparable GAAP measure with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the Non-GAAP measure.  Investors that wish to compare and evaluate SiriusXM's operating results after giving effect for these costs, should refer to net income as disclosed in its consolidated statements of comprehensive income. Since adjusted EBITDA is a non-GAAP financial performance measure, SiriusXM's calculation of adjusted EBITDA may be susceptible to varying calculations; may not be comparable to other similarly titled measures of other companies; and should not be considered in isolation, as a substitute for, or superior to measures of financial performance prepared in accordance with GAAP. The reconciliation of SiriusXM's stand-alone net income to adjusted EBITDA is calculated as follows (in thousands):

	Unaudited
	For the Three Months Ended June 30,
	2013		2012

Net income (GAAP):	$125,522		$3,134,170
Add back items excluded from Adjusted EBITDA:
Purchase price accounting adjustments:
Revenues	1,813		1,867
Operating expenses	(69,479)		(73,423)
Share-based payment expense (GAAP)	15,494		13,917
Depreciation and amortization (GAAP)	67,415		66,793
Interest expense, net of amounts capitalized (GAAP)	49,728		72,770
Loss on extinguishment of debt and credit facilities, net (GAAP)	16,377	15,650	15,650
Interest and investment (income) loss (GAAP)	(294)		1,728
Other (income) loss (GAAP)	(256)		173
Income tax (benefit) expense (GAAP)	76,659		(2,996,549)
Adjusted EBITDA	$282,979		$237,096